As filed with the Securities and Exchange Commission on April 5, 2005
Registration Statement No. 333-122250

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Collegiate Pacific Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2795073
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13950 Senlac Drive, Suite 100

Dallas, Texas 75234
(972) 243-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Blumenfeld

Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, Texas 75234
(972) 243-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christine A. Hathaway
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201-2975

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to	Maximum Offering	Maximum Aggregate	Amount of
Securities to Be Registered	Be Registered	Price per Unit	Offering Price(1)	Registration Fee

5.75% Convertible Senior Subordinated Notes due 2009	$50,000,000(2)	100%	$50,000,000(1)(2)	$5,885.00

Common Stock, par value $.01 per share	3,412,970(3)	(4)	(4)	(4)

Common Stock, par value $.01 per share	83,126(5)	$11.10(6)	$ 922,699	$ 108.60

Total				$5,993.60(7)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), and exclusive of any accrued interest.
(2)	Represents the aggregate outstanding principal amount of 5.75% Convertible Senior Subordinated Notes due 2009.

(3)	Represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby at a conversion rate of 68.2594 shares of common stock per $1,000 principal amount of the notes, and an initial conversion price of approximately $14.65 per share of common stock. Pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional shares that may be issued as a result of a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

(5)	Represents shares of common stock which may be offered and sold from time to time by additional selling stockholders named in the prospectus.

(6)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based upon a price of $11.10 per share (the average of the high and low sales prices of the registrant’s common stock reported on the American Stock Exchange on March 29, 2005).

(7)	Includes $5,885.00 which was previously paid in connection with the initial filing of this registration statement on January 24, 2005.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 5, 2005

Preliminary Prospectus

$50,000,000 Principal Amount of

5.75% Convertible Senior Subordinated Notes due 2009
and
Shares of Common Stock Issuable Upon Conversion of the Notes
and 83,126 Shares of Common Stock

We issued $50 million aggregate principal amount of our 5.75% Convertible Senior Subordinated Notes due 2009 in a private placement in November 2004. This prospectus will be used by the selling securityholders named herein to resell their notes and the common stock issuable upon conversion of the notes. In addition, this prospectus relates to the offering of up to 83,126 shares of our common stock that are held by two of our stockholders who received the shares of common stock as partial consideration for our acquisition of all of the shares of capital stock of their company.

We will pay interest on the notes on June 1 and December 1 of each year, beginning on June 1, 2005. The notes will mature on December 1, 2009.

The notes are convertible at any time prior to maturity into shares of our common stock at a conversion rate of 68.2594 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of approximately $14.65 per share. Our common stock is listed on the American Stock Exchange under the symbol “BOO.” The last reported sale price of our common stock on April 4, 2005 was $11.40 per share.

On or after December 31, 2005, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. We will make an additional payment in cash with respect to the notes called for redemption on or before December 10, 2007 in an amount equal to $172.50 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the redemption date. You may require us to purchase all or a portion of your notes upon the occurrence of a fundamental change, as described in this prospectus, in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, plus the make whole premium, if applicable.

The notes are unsecured obligations and are subordinated in right of payment to all existing and future senior debt. The notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

The notes are eligible for The PORTALSM Market of the National Association of Securities Dealers, Inc.

INVESTING IN THE NOTES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 5.

We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered under this prospectus. We are responsible for the payment of certain expenses incident to the registration of the securities.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

SUMMARY

      The following summary may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors,” as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

      When used in this prospectus, the terms “Collegiate Pacific,” “we,” “our” and “us” refer to Collegiate Pacific Inc. and our consolidated subsidiaries, unless otherwise specified. We own the trademarks Mark One and FunNets and use other third party trademarks or brand names in our business, including Adidas, Edwards, Nike, Rawlings, Schutt, Spalding, Wilson and Under Armour.

Collegiate Pacific Inc.

Our Business

      We are a leader in marketing, manufacturing and distributing sports equipment and team uniforms primarily to non-retail institutional customers such as colleges, high schools, YMCAs, YWCAs and similar recreational organizations, municipal recreation departments, and governmental agencies located throughout the United States. We believe we are also the largest and fastest growing independent team sports dealer. We offer a broad line of sports and recreational products, including:

Product	Brand Name(s)

Team sports apparel	Adidas, Nike, Russell, Under Armour and Wilson
Batting cages, soccer goals, basketball goals	FunNets
Camping and related accessories	Mark One
Tennis nets and court equipment	Edwards
Baseballs, softballs, bats, gloves and accessories	Mark One, Rawlings and Wilson
Football helmets, footballs, pads and accessories	Schutt
Basketballs	Mark One and Spalding

      We distribute approximately 1.5 million catalogs and fliers to our mailing list of over 300,000 potential customers. Our mailing list is carefully maintained, screened and cross-checked. We subdivided this mailing list into various combinations designed to place catalogs in the hands of the individuals making the purchasing decisions. The master mailing list is also subdivided by relevant product types, seasons and customer profiles. In addition to promoting our products through catalogs and other direct mailings, we offer our products directly to our team, institutional and corporate customers through our over 125 person direct sales force. Primarily focused in the Mid-Western and Mid-Atlantic United States, our direct sales force calls on our team, institutional and corporate accounts to promote our broad line of sports uniforms and equipment. We also sell our products through trade shows, telemarketing and the Internet.

Acquisition Strategy

      We believe that over the past few years there has been consolidation of the traditional team dealers and small, independent sporting goods retailers. We believe this consolidation of the sporting goods industry has contributed to a shift of sales within the institutional market from traditional, retail store front sites to sales from catalogs, direct telephone marketing and the Internet. Collegiate Pacific believes the most successful sporting goods companies will be those with greater financial resources and the ability to produce or source high-quality, low cost products, deliver those products directly to customers on a timely basis without the “middleman” and access distribution channels with a broad array of products and brands.

      Our strategic plan involves rapid growth through the acquisition of other companies. Over the last 12 months we have completed four significant acquisitions including:

•	Tomark, Inc. (January 2004) — marketer, distributor, manufacturer and installer of sporting goods and related equipment primarily to the California institutional market;

•	Kesslers Sport Shop, Inc. (April 2004) — a leading supplier of team uniforms and sporting goods equipment throughout the Mid-West region of the United States, with an approximately 85 person road sales force;

•	Dixie Sporting Goods Co., Inc. (July 2004) — a leading supplier of team uniforms and sporting goods equipment throughout the Mid-Atlantic region of the United States, with an approximately 40 person road sales force; and

•	Orlando Team Sports (December 2004) — team sporting goods distributor in Florida.

Corporate Information

      Collegiate Pacific Inc. was incorporated in Pennsylvania in 1987, and reincorporated in Delaware in 1999. Our executive offices are located at 13950 Senlac Drive, Suite 100, Dallas, Texas 75234, and our telephone number at that location is (972) 243-8100. Our Internet address is www.cpacsports.com. The contents of our website are not a part of this prospectus.

The Offering

Securities offered	$50,000,000 aggregate principal amount of 5.75% Convertible Senior Subordinated Notes due December 1, 2009, the common stock issuable upon conversion of the notes and up to an additional 83,126 shares of common stock.

Interest	The notes bear interest at an annual rate of 5.75%. Interest is payable on June 1 and December 1 of each year, beginning June 1, 2005.

Maturity date	December 1, 2009.

Conversion	The notes are convertible at the option of the holder into shares of our common stock at any time prior to maturity, unless the notes are earlier redeemed or repurchased. The notes are convertible at a conversion rate of 68.2594 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of approximately $14.65 per share. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. See “Description of Notes — Conversion.”

Ranking	The notes are general unsecured obligations. The notes are subordinated in right of payment to all existing and future “senior debt,” as defined in “Description of Notes — Ranking.” The notes are effectively subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of December 31, 2004, we had no amounts borrowed under our revolving line of credit and no other outstanding senior debt for purposes of the indenture and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $10.2 million (excluding intercompany liabilities and liabilities of a type not required to be recorded on the balance sheet in accordance with accounting principles generally accepted in the United States of America). See “Description of Notes — Ranking.”

Limitations on incurring senior subordinated indebtedness	The indenture for the notes restricts our ability to incur additional indebtedness that is senior to the notes and subordinate in right of payment to “senior debt,” as defined in “Description of Notes — Ranking.”

Optional redemption	On or after December 31, 2005, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. We will make an additional payment in cash with respect to the notes called for redemption on or before December 10, 2007 in an amount equal to $172.50 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the redemption date. See “Description of Notes — Optional Redemption by Collegiate Pacific.”

Sinking fund	None.

Repurchase at option of holders upon a fundamental change	Upon a “fundamental change,” as defined in “Description of Notes — Repurchase at Option of Holders Upon a Fundamental Change,” you may require us to repurchase your notes in cash at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, plus the make whole premium, if applicable. See “Description of Notes — Repurchase at Option of Holders Upon a Fundamental Change.”

Make whole premium	If a fundamental change occurs and at least 90% of the consideration for the common stock in the transaction or transactions constituting the fundamental change consists of cash, holders of notes will be entitled to a make whole premium upon the repurchase or conversion of their notes. The amount of the make whole premium will be based on the “stock price” and the effective date of the fundamental change. A description of how the make whole premium will be determined and a table illustrating the make whole premium that would apply at various “stock prices” and fundamental change effective dates based on the conversion rate are provided under “Description of Notes — Description of the Make Whole Premium.” Holders will not be entitled to the make whole premium if the “stock price” is less than $13.31 or more than $36.64.

Use of proceeds	We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered under this prospectus.

Events of default	The following are events of default under the indenture for the notes:

• we fail to pay the principal of or premium, if any, or make whole premium, if applicable, on any note when due;

• we fail to pay any interest, including any additional interest, if any, or any additional payment in cash with respect to the notes called for redemption on or before December 10, 2007, if any, on any note when due, which failure continues for 30 days;

• we fail to provide timely notice of a fundamental change;

• we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

• any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our subsidiaries, in an aggregate principal amount in excess of $3 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

• certain events of bankruptcy, insolvency or reorganization involving us or any of our material subsidiaries.

See “Description of Notes — Events of Default.”

Trading	The notes are eligible for The PORTALSM Market of the National Association of Securities Dealers, Inc. Our common stock is listed on the American Stock Exchange under the symbol “BOO.”

Registration rights	We entered into a registration rights agreement with Thomas Weisel Partners LLC, the initial purchaser for the notes, pursuant to which we agreed to file a shelf registration statement with the SEC with respect to the notes and the common stock issuable upon conversion of the notes within 90 days after the notes are issued and to use our reasonable efforts to cause such registration statement to be declared effective within 180 days after the notes are issued. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes. See “Description of Notes — Registration Rights.”

Governing law	The indenture, the notes and the registration rights agreement are governed by the laws of the State of New York.

RISK FACTORS

Risks Related to our Company and our Industry

Our success depends upon our ability to develop new and enhance our existing relationships with customers and suppliers.

      Our success depends upon our ability to develop new and enhance our existing relationships with customers and suppliers. Our prospects must be considered in light of the risk, expenses and difficulties frequently encountered by companies in our industry. To address these risks, we must, among other things:

•	effectively develop new relationships and maintain and deepen existing relationships with our suppliers, advertisers and customers;

•	provide products at competitive prices;

•	respond to competitive developments; and

•	attract, retain and motivate qualified personnel.

      We cannot assure you that we will succeed in addressing such risks. Our failure to do so could have a material adverse effect on our business, financial condition or results of operations in the form of lower revenues and operating profit and higher operating costs.

Our strategic plan, involving growth through the acquisition of other companies, may not succeed.

      Our strategic plan involves continued rapid growth through the acquisition of other companies and we have completed three major acquisitions in the last ten months. Acquisitions of other companies involve a number of risks, including:

•	the difficulties related to assimilating the management, products, personnel, financial controls and other systems of an acquired business and to integrating distribution, information systems and other operational capabilities.

•	the difficulties related to combining previously separate businesses into a single unit;

•	the substantial diversion of management’s attention from day-to-day operations;

•	the assumption of liabilities of an acquired business, including unforeseen liabilities;

•	the failure to realize anticipated benefits, such as cost savings, revenue enhancements and profitability objectives;

•	the dilution of existing stockholders due to the issuance of equity securities, utilization of cash reserves or incurrence of debt in order to fund the acquisitions;

•	the potential to have to write-down or write-off the value of acquired assets;

•	the potentially substantial transaction costs associated with completed acquisitions or pursuing acquisitions that are not completed;

•	the loss of any key personnel of the acquired company; and

•	maintaining customer, supplier or other favorable business relationships of acquired operations.

We may be unable to make additional acquisitions on attractive terms or successfully integrate them into our operations.

      The substantial majority of our recent growth has been due to our acquisitions of Tomark, Inc., Kesslers Sport Shop, Inc. and Dixie Sporting Goods Co., Inc. In December 2004 we acquired Orlando Team Sports. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms our management considers to be favorable to us. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to purchase or finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any companies appropriate for our growth strategy. Further, we cannot assure you that any future acquisitions that we make will be integrated successfully into our operations or will achieve desired profitability objectives.

We have a material amount of goodwill.

      Approximately $23.5 million, or 22.2%, of our total assets as of December 31, 2004 represented intangible assets, the significant majority of which is goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquire. We are required to record goodwill as an intangible asset on our balance sheet. In addition, we are required to evaluate at certain times whether our goodwill and other intangible assets have been impaired. Reductions in our net income caused by the write-down of goodwill or intangible assets could materially adversely affect our results of operations.

Our success depends on our ability to manage our growth.

      During recent years, we have experienced a period of rapid and significant growth and our continued expansion may significantly strain our management, financial and other resources. We believe that improvements in management and operational controls and operations, financial and management information systems could be needed to manage future growth. We cannot assure you that:

•	these resources will be available or in a cost-effective form to us which will allow us to sustain growth at the same levels;

•	our current personnel, systems, procedures and controls will be adequate to support our future operations; or

•	we will identify, hire, train motivate or manage required personnel.

      Our failure to have these resources in sufficient form or quantity during a period of significant growth could have an adverse affect on our operating results.

We face intense competition and potential competition from companies with greater resources and our inability to effectively compete with these companies could harm our business.

      The market for sporting goods and related equipment in which we compete is highly competitive, especially as to product innovation and availability, performance and styling, price, customer relationships, name recognition, marketing, delivery and quality of service. We compete principally in the institutional market with local sporting goods dealers and other direct mail companies. Some of our competitors have:

•	substantially greater financial resources;

•	a larger customer base;

•	a broader line of product offerings; and

•	greater name recognition within the industry.

      In addition, our competitors may have larger technical, sales and marketing resources. Further, there are no significant technological or capital barriers to entry into the markets for many sporting goods and recreational products. We cannot give you assurance that we will compete successfully against our competitors in the future.

We are dependent on competitive pricing from our suppliers.

      The general economic conditions in the U.S. or international countries with which we do business could affect pricing of raw materials such as metals and other commodities used by suppliers of our finished goods. For example, recent shortages in the availability of steel and aluminum have resulted in increased prices for our products. We cannot assure you that any price increase we incur for our products can be passed on to our customers without adversely affecting our operating results.

The weak financial conditions of some of our customers may adversely impact our business.

      We monitor the credit worthiness of our customer base on an ongoing basis, and we have not experienced an abnormal increase in losses in our accounts receivable portfolio. We believe that our allowances for losses adequately reflect the risk of loss. However, a change in the economic condition or in the make-up of our customer base could have an adverse affect on losses associated with the credit terms that we give to our customers that would adversely affect our cash flow and involve significant risks of nonpayment.

Our financial results vary from quarter to quarter, which could hurt our business and the market price of our stock.

      Various factors affect our quarterly operating results and some of them are not within our control. They include, among others:

•	seasonal fluctuations in demand for our products;

•	the timing and introduction of new products by us and our competitors;

•	market acceptance of our products;

•	the mix of products sold;

•	the timing of significant orders from and shipments to customers;

•	the reduction, rescheduling or cancellation of orders by our customers;

•	product pricing and discounts;

•	the timing of our acquisitions of other companies and businesses; and

•	general economic conditions.

      These and other factors are likely to cause our financial results to fluctuate from quarter to quarter. If revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of our common stock could decline dramatically. Based on the foregoing, we believe that quarter-to-quarter comparisons of our results of operations may not be meaningful. Therefore, purchasers of our common stock should not view our historical results of operations as reliable indications of our future performance.

Seasonality of our business may adversely affect our net sales and operating income.

      Seasonal demand for our products and the budgeting procedures of many of our customers cause our financial results to vary from quarter to quarter. We generally experience lower net sales and higher expenses as a percentage of sales in the second quarter of each fiscal year (October through December) due to lower customer demand during those periods of decreased sports activities, adverse weather conditions inhibiting customer demand, holiday seasons and school recesses and higher sales and earnings in the remaining quarters of the fiscal year.

We depend on key personnel for our future success.

      Our performance is substantially dependent on the skills, experience and performance of our Chief Executive Officer, Michael J. Blumenfeld and our President, Adam Blumenfeld, as well as our ability to retain and motivate other officers and key employees, certain of whom would be difficult to replace. We do not have an employment agreement with Michael J. Blumenfeld or Adam Blumenfeld. We do not have a “key person” life insurance policy on any of our officers or other employees.

      The loss of services of certain of these executives and personnel could have a material adverse effect on the Company. We cannot assure you that the services of our personnel will continue to be available to us. In addition, we believe that our inability to attract and retain additional qualified employees, as needed, could have a material adverse effect on us.

We depend on international suppliers for our products.

      A significant amount of our revenue is dependent upon products purchased from foreign suppliers, which are located primarily in the Far East. In addition, we believe that many of the products we purchase from our domestic suppliers are manufactured overseas. Accordingly, we are subject to the risks of international business, including:

•	shipment delays;

•	fluctuation in exchange rates;

•	increases in import duties;

•	changes in customs regulations;

•	adverse economic conditions in foreign countries;

•	social, political and economic instability; and

•	acts of war and terrorism.

      The occurrence of any one or more of the events described above could adversely affect our business, financial condition and results of operations due to an inability to make timely shipments to our customers.

We depend on a growing number of domestic suppliers for our finished goods.

      We are dependent on a growing number of domestic suppliers for our finished goods. Any significant delay in the delivery of products by our domestic suppliers combined with our inability to obtain substitute sources for these products in a timely manner or on terms acceptable to us could significantly increase our backlog and could result in the cancellation of customer orders, damage our customer relationships and harm our operating results.

We depend on third party carriers.

      Our operations depend upon third party carriers to deliver our catalogs and products to our customers. We ship our products using common carriers, primarily UPS. The operations of such carriers are outside our control. Accordingly, our business reputation and operations are subject to many risks, including:

•	shipment delays caused by such carriers;

•	labor strikes by the employees of such carriers;

•	increases in delivery cost or postage rates; and

•	other adverse economic conditions.

      The occurrence of any one or more of the foregoing could adversely affect our business, financial condition and results of operations due to any inability to make timely shipment to our customers or by utilizing other more costly carriers or means of shipping.

We may be subject to product liability claims if people or property are harmed by the products we sell.

      Some of the products we sell may expose us to product liability claims relating to personal injury, death, or property damage caused by such products, and may require us to take actions such as product recalls. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our vendor agreements with our distributors, manufacturers, and third party sellers do not indemnify us from product liability.

Risks Related to our Corporate Structure and Stock

Our stock price could be subject to significant volatility.

      The price of our common stock is determined in the marketplace and may be influenced by many factors, including:

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry within which we compete;

•	quarterly variations in operating results; and

•	general economic and market conditions.

      Historically, the weekly trading volume of our common stock has been relatively small. Any material increase in public float could have a significant impact on the price of our common stock. In addition, the stock market has occasionally experienced extreme price and volume fluctuations that often affect market prices for smaller companies. These extreme price and volume fluctuations often are unrelated or disproportionate to the operating performance of the affected companies. Accordingly, the price of our common stock could be affected by such fluctuations.

A large number of our outstanding shares and shares to be issued upon exercise of our outstanding options may be sold into the market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

      We may, in the future, sell additional shares of our common stock, or securities convertible into or exercisable for shares of our common stock, to raise capital. We may also issue additional shares of our common stock, or securities convertible into or exercisable for shares of our common stock, to finance future acquisitions. Further, a substantial number of shares of our common stock are reserved for issuance pursuant to stock options. As of March 31, 2005, we had 1,165,850 outstanding options, each to purchase one share of our common stock, issued to key employees, officers and directors under our 1998 Collegiate Pacific Inc. Stock Option Plan. The options have exercise prices ranging from $3.88 per share to $9.48 per share. These outstanding options could have a significant adverse effect on the trading price of our common stock, especially if a significant volume of the options was exercised and the stock issued was immediately sold into the public market. Further, the exercise of these options could have a dilutive impact on other shareholders by decreasing their ownership percentage of our outstanding common stock. If we attempt to raise additional capital through the issuance of equity or convertible debt securities, the terms upon which we will be able to obtain additional equity capital, if at all, may be negatively affected since the holders of outstanding options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided in such options.

One principal stockholder owns a significant amount of our outstanding common stock.

      Mr. Michael J. Blumenfeld, our Chairman and Chief Executive Officer, owns 1,675,026 shares of our common stock (or 16.6% based on the number of shares outstanding as of March 31, 2005). As a result, he is in a position to significantly influence the outcome of elections of our directors, the adoption, amendment or repeal of our bylaws and any other actions requiring the vote or consent of our stockholders.

Rights of our stockholders may be negatively affected if we issue any of the shares of preferred stock which our Board of Directors has authorized for issuance.

      We have available for issuance 1,000,000 shares of preferred stock, par value $.01 per share. Our Board of Directors is authorized to issue any or all of this preferred stock, in one or more series, without any further action on the part of stockholders. The rights of our stockholders may be negatively affected if we issue a series of preferred stock in the future that has preference over our common stock with respect to the payment of dividends or distribution upon our liquidation, dissolution or winding up.

Risks Related to the Notes

We significantly increased our leverage as a result of the sale of the notes.

      In connection with the sale of the notes, we incurred $50 million of indebtedness. As a result of this indebtedness, our principal and interest payment obligations increased substantially. The degree to which we will be leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

The notes are subordinated and there are no financial covenants in the indenture.

      The notes are unsecured and subordinated in right of payment to all of our existing and future “senior debt,” as defined in “Description of Notes — Ranking.” Under the terms of the indenture, we may also incur additional “senior debt” from time to time. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, we will not be able to repay the notes until after we have satisfied all of our senior debt obligations. As a result, we may not have sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

      The notes are also effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As a result, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subject to the claims of the creditors of the subsidiaries.

      Our subsidiaries are not restricted from incurring additional debt or liabilities under the indenture. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of December 31, 2004 we had no amounts borrowed under our revolving line of credit and no other outstanding senior debt and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $10.2 million (excluding intercompany liabilities and liabilities of a type not required to be recorded on the balance sheet in accordance with accounting principles generally accepted in the United States of America).

We may be unable to repay, repurchase or redeem the notes.

      At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Upon a fundamental change, as defined in the indenture, you may require us to repurchase all or a portion of your notes. We may not have enough funds or be able to arrange for additional financing to pay the principal at maturity or to repurchase the notes tendered by the holders. Our credit facility provides that a fundamental change constitutes an event of default. Future credit agreements or other agreements relating to our indebtedness might contain similar provisions. If the maturity date or a fundamental change occurs at a time when we are prohibited from repaying or repurchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain the necessary consents or refinance the debt, we will be unable to repay or repurchase the notes. Our failure to repay the notes at maturity or repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a fundamental change would constitute an event of default under our senior debt, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Provisions of the notes could discourage an acquisition of us by a third party.

      Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding the repurchase date, plus the make whole premium, if applicable. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of, premium, if any, and interest (including additional interest, if any), plus the make whole premium, if applicable, on the notes.

The make whole premium on the notes tendered for repurchase upon a fundamental change may not adequately compensate the holders for the lost option time value of notes.

      If a fundamental change occurs and at least 90% of the consideration for the common stock in the transaction or transactions constituting the fundamental change consists of cash, holders of notes will be entitled to a make whole premium in cash in respect of notes tendered for purchase or converted in connection with the fundamental change. The amount of the make whole premium will be determined based on the date on which the fundamental change becomes effective and the share price of common stock when the transaction constituting the fundamental change occurs, as described below under “Description of Notes — Description of the Make Whole Premium.” While the make whole premium is designed to compensate the holders of notes for the lost option time value of notes as a result of a fundamental change, the amount of the make whole premium is only an approximation of the lost value and may not adequately compensate holders for such loss. In addition, if the share price of common stock at the time of the transaction constituting the fundamental change is less than $13.31 or more than $36.64, no make whole premium will be paid.

A market may not develop for the notes.

      Prior to the offering of the notes now being offered by the selling securityholders under this prospectus, there has been no trading market for the notes. The initial purchaser has advised us that it intends to make a market in the notes. The initial purchaser is not, however, obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the initial purchaser will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

Conversion of the notes could dilute the ownership of existing stockholders.

      The conversion of some or all of the notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The price at which our common stock may be purchased on the American Stock Exchange is currently lower than the conversion price of the notes and may remain lower in the future.

      Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on the American Stock Exchange under the symbol “BOO.” On April 4, 2005, the last reported sale price of our common stock was $11.40 per share. The initial conversion price of the notes is approximately $14.65 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes.

The notes may not be rated or may receive a lower rating than anticipated.

      We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

FORWARD-LOOKING STATEMENTS

      Some of the disclosures in this prospectus and the documents incorporated by reference contain forward-looking statements, which provide our current expectations or forecasts of future events. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” and other expressions which indicate future events and trends, but the absence of these words does not necessarily mean that a statement is not forward-looking. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise. All statements other than statements of historical fact are statements that could be deemed forward-looking statements including, without limitation:

•	projections of net sales, gross margin, expenses, earnings or losses from operations, synergies or other financial items;

•	any statements of the plans, strategies and objectives of management for future operations;

•	any statements regarding future economic conditions or performance;

•	any statements of expectation or belief; and

•	any statements of assumptions underlying any of the foregoing.

      The risks, uncertainties and assumptions referred to above include our ability to successfully execute our acquisition plans and growth strategy, integration of acquired businesses, global economic conditions, product demand, financial market performance and other risks that are described herein and that are otherwise described from time to time in our SEC reports incorporated by reference into this prospectus.

      Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated as follows. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

										Six Months
										Ended
	Fiscal Year Ended June 30,									December 31,

	2000(2)	2001		2002		2003		2004		2003		2004

										(Unaudited)
Ratio of earnings to fixed charges(1)	—	0.9	x	6.7	x	11.7	x	61.9	x	6.7	x	14.1	x

(1)	On a pro forma basis, after giving effect to the initial offering of the notes in November 2004, our ratio of earnings to fixed charges for the periods ending June 30, 2004 and December 31, 2004 would have been 2.1x and 3.4x, respectively.

(2)	Earnings for the year ended June 30, 2000 were insufficient to cover fixed charges by $201,434.

USE OF PROCEEDS

      We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered by this prospectus.

DIVIDEND POLICY

      We began paying a quarterly cash dividend of $0.02 per share on October  11, 2002, to all stockholders of record on September 30, 2002. We also declared a quarterly cash dividend of $0.02 per share on outstanding common stock for the fiscal quarters ended December 31, 2002 and March 31, 2003. The quarterly dividend for each subsequent quarter through March 31, 2005 was increased to $0.025 per share. Any future dividend increases may result in certain adjustment(s) to the conversion rate applicable to the notes offered hereby. See “Description of Notes — Conversion.” Future dividends may be paid only when, as and if declared by our Board of Directors in its sole discretion, and will be dependent upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the Board of Directors deems relevant.

DESCRIPTION OF NOTES

      The notes were issued under an indenture dated as of November 26, 2004, between us and The Bank of New York Trust Company, N.A., as trustee. The following summary contains a description of the material provisions of the notes, the registration rights agreement and the indenture. The summary is not complete, and is subject to, and qualified by reference to, the detailed provisions of the notes, the registration rights agreement and the indenture, including the definitions of certain terms used in the indenture. You should carefully review the indenture, which defines your rights as holders of the notes. Copies of the indenture and the registration rights agreement entered into with the initial purchaser of the notes are filed as exhibits to the Company’s current report on Form 8-K filed with the SEC on November 29, 2004, as amended, and may be obtained in the manner indicated under “Where You Can Find More Information.”

General

      The notes have been issued in a $50,000,000 aggregate principal amount. The notes are issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on December 1, 2009, unless earlier converted, redeemed at our option or repurchased by us at your option upon a fundamental change.

      The notes bear interest at the annual rate of 5.75% beginning November 26, 2004. We will pay interest on June 1 and December 1 of each year, commencing on June 1, 2005, subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date.

      You may convert the notes into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time before the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

      The notes are general unsecured obligations and are subordinate in right of payment to all existing and future senior debt. The notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries. The notes rank equally in right of payment with all of our other existing and future liabilities that are not otherwise subordinated in favor of the notes. The notes rank senior in right of payment to all indebtedness that by its terms is expressly subordinate to the notes. The indenture for the notes restricts our ability to incur additional indebtedness that is senior to the notes and subordinate in right of payment to senior debt. Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends or issuing or repurchasing our securities.

      On or after December 31, 2005, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period as described below under “— Optional Redemption by Collegiate Pacific.” If we experience a fundamental change, you will have the right to require us to repurchase your notes as described below under “— Repurchase at Option of Holders Upon a Fundamental Change.”

      We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion

      You may convert your notes, in whole or in part, into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The initial conversion rate will be equal to 68.2594 shares per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $14.65 per share. The conversion rate will be subject to adjustment, as described below.

      If the notes are called for redemption or are subject to repurchase, your conversion rights on the notes called for redemption or submitted for repurchase will expire at the close of business on the last business day before the redemption date or repurchase date, as the case may be. If, however, we default in the payment of the redemption price or repurchase price, your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or repurchased.

      We will make an additional payment in cash with respect to the notes called for redemption on or before December 10, 2007 in an amount equal to $172.50 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the redemption date. We will be obligated to make this additional payment on all notes called for redemption on or before December 10, 2007, including notes converted after the notice of redemption and prior to the redemption date as described below under “— Optional Redemption by Collegiate Pacific.”

      If you convert your notes after receipt of a notice of a fundamental change (where such fundamental change constitutes a “cash buy-out,” as defined in “— Description of the Make Whole Premium”) and prior to the repurchase date, we will pay you a make whole premium in cash in addition to the shares of common stock you receive upon conversion of your notes as described below under “— Repurchase at Option of Holders Upon a Fundamental Change” and “— Description of the Make Whole Premium.”

      Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common stock should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. If you hold certificated notes, you may convert all or part of any note by delivering the note to the office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

      As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay cash based on the closing market price of our common stock at the close of business on the last trading date preceding the conversion date.

      Except as described in this paragraph, if you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest (including additional interest, if any) for the period from the next preceding interest payment date to the conversion date. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption or subject to repurchase) must be accompanied by payment of an amount equal to the interest (including additional interest, if any) payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note that has been converted after any regular record date but before the next succeeding interest payment date, interest (including additional interest, if any) payable on the interest payment date shall be payable on the interest payment date notwithstanding the conversion, and the interest (including additional interest, if any) shall be paid to the holder of such note on the regular record date.

      No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion of the notes will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.

      You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

      The conversion rate (as well as the table of make whole premiums described under “— Description of the Make Whole Premium”) will be subject to adjustment for, among other things:

(i) the issuance of shares of our common stock as a dividend or distribution on shares of our common stock;

(ii) the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of our common stock as of the record date for stockholders entitled to receive such rights, options or warrants, provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to the expiration;

(iii) subdivisions and combinations of our common stock;

(iv) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in clause (i) or (ii) above;

•	dividends and distributions paid exclusively in cash referred to in clause (v) below; and

•	distributions of rights to holders of common stock pursuant to a stockholder rights plan;

(v) dividends or distributions during any of our quarterly fiscal periods to all or substantially all holders of our common stock of an all-cash dividend or distribution (other than in connection with our liquidation, dissolution or winding up), in an aggregate amount that, together with other all-cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.025 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution; and

(vi) the purchase of our common stock made by us or any of our subsidiaries to the extent that the cash and fair value of any other consideration included in the payment per common share has a fair market value that exceeds the market price of such shares as provided in the indenture.

      In the case of clause (v) above, the conversion rate will be adjusted by dividing:

•	the conversion rate by

•	a fraction, the numerator of which will be the current market price of our common stock and the denominator of which is the current market price of our common stock plus the amount per share of such dividend or distribution, to the extent it exceeds $0.025 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock).

The adjustment will be made successively whenever any such event occurs. For purposes of this paragraph, “current market price” of our common stock means the average of the closing sale prices of our common stock for the first five trading days from, and including, the first day that the common stock trades “ex-dividend.”

      We will not be required to make any adjustment to the conversion rate unless the adjustment would require a change of at least 1.0% of the conversion rate. However, we will carry forward and take into account any adjustments that are less than 1.0% of the conversion rate in any subsequent adjustment that would otherwise be required to be made.

      We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

      To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions. In addition to the foregoing adjustments, we may increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with any event treated for United States federal income tax purposes as a dividend of stock or stock rights.

      In the event of

•	any reclassification of our common stock,

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets,

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted your notes into our common stock immediately prior to any of these events. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

      We may, from time to time, increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of the notes at least 15 days’ notice of any such increase in the conversion rate.

      You may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Tax Considerations — U.S. Holders.”

Ranking

      The notes are, to the extent set forth in the indenture, subordinate in right of payment to the prior payment in full in cash of all senior debt. Our subsidiaries are not guaranteeing our obligations under the notes, and consequently the notes are effectively subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. The notes rank equally in right of payment with all of our other existing and future liabilities that are not otherwise subordinated in favor of the notes. The notes rank senior in right of payment to all indebtedness that by its terms is expressly subordinate to the notes.

      Upon any payment or distribution of our assets or securities to creditors of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, the holders of senior debt will first be entitled to receive payment in full in cash of principal of (and premium, if any) and interest on, and all other payment obligations payable on or under such senior debt (whether or not allowed in such proceeding) before the holders of notes are entitled to receive any payment of principal of (and premium, if any) or interest on the notes or on account of the repurchase or redemption or other acquisition of notes by us or any of our subsidiaries. If notwithstanding the foregoing, the trustee or the holder of any note receives any payment or distribution of our assets of any kind or character (excluding shares of our common stock or securities provided for in a plan of reorganization or readjustment which are subordinate in right of payment to all senior debt to substantially the same extent as the notes are so subordinated) before all the senior debt is paid in full in cash, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of our assets for application to the payment of all senior debt remaining unpaid, to the extent necessary to pay the senior debt in full in cash.

      We may not make any payments on account of the notes or on account of the repurchase or redemption or other acquisition of notes, without the consent of our senior lenders, if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on senior debt (including upon any acceleration of the maturity thereof) when due (a “senior payment default”). In addition, if any default (other than a senior payment default) with respect to any senior debt permitting, or which with the giving of notice or lapse of time (or both) would permit, the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof (a “senior non-monetary default”) has occurred and is continuing and we and the trustee have received written notice thereof from an authorized person on behalf of any such senior debt, then we may not make any payments on account of the notes or on account of the repurchase or redemption or other acquisition of notes for a period (a “blockage period”) commencing on the date we and the trustee receive such written notice and ending on the earlier of (a) 179 days after such date or on the date on which the trustee receives notice from any authorized person on behalf of any such senior debt rescinding such notice and (b) the date, if any, on which the senior debt to which such default relates is discharged or such default is waived or otherwise cured provided that no other default then exists except, in each case, any acceleration of the senior debt.

      Not more than one blockage period may be commenced during any period of 360 consecutive days. There must be 180 consecutive days in any 360-day period in which no blockage period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any blockage period with respect to the senior debt initiating such blockage period shall be, or shall be made, the basis for the commencement of a second blockage period by the representative for, or the holders of, such senior debt, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

      The term “senior debt” is defined in the indenture as principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future credit facilities, term loans and/or revolving credit or commercial paper facilities (including any related hedging obligations or letter of credit subfacilities) entered into with commercial banks and/or financial institutions and guarantees thereof, if such obligations are secured by a mortgage, pledge, security interest, lien or similar encumbrance and shall remain secured and “senior debt” shall include all such obligations of Collegiate Pacific under its Loan and Security Agreement, dated as of December 16, 2003, by and between Collegiate Pacific Inc. and Merrill Lynch Business Financial Services Inc., as amended.

      The term “senior debt” does not include:

•	any indebtedness that by its express terms is not senior to the notes or is pari passu or junior to the notes;

•	any indebtedness we owe to any of our subsidiaries; and

•	the notes.

      The term “indebtedness” is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, letters of credit, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

Limitation on Incurring Senior Subordinated Indebtedness

      The indenture provides that we shall not, directly or indirectly, incur, or suffer to exist, any indebtedness that by its terms would expressly rank senior in right of payment to the notes and subordinate in right of payment to any senior debt.

      For purposes of the indenture for the notes, “incur” means, with respect to any indebtedness or other obligation to any person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such indebtedness or other obligation or the recording, as required pursuant to accounting principles generally accepted in the United States of America or otherwise, of any such indebtedness or other obligation on the balance sheet of such person (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing). Indebtedness of any person or company that we acquire or any of such person or company’s subsidiaries existing at the time such person or company becomes our subsidiary (or is merged into or consolidated with any subsidiary of us), whether or not such indebtedness was incurred in connection with, as a result of, or in contemplation of, such person or company becoming a subsidiary of us (or being merged into or consolidated with us or any subsidiary), shall be deemed incurred at the time any such person or company becomes a subsidiary or merges into or consolidates with us or any of our subsidiaries.

Optional Redemption by Collegiate Pacific

      On or after December 31, 2005, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. We will make an additional payment in cash with respect to the notes called for redemption on or before December 10, 2007 in an amount equal to $172.50 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the redemption date. We will be obligated to make this additional payment on all notes called for redemption on or before December 10, 2007, including notes converted after the notice of redemption and prior to the redemption date. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days’ notice to you.

      If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

      No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Repurchase at Option of Holders Upon a Fundamental Change

      If a “fundamental change” as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously converted or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, plus the make whole premium, if applicable. See “— Description of the Make Whole Premium” below. If the repurchase date falls after a regular record date and before the corresponding interest payment date, interest (including additional interest, if any) will be paid to the record holder of the notes.

      Within 30 calendar days after the occurrence of a fundamental change, we are obligated to give to you notice of the fundamental change and of the repurchase right arising as a result of the fundamental change. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the close of business on the business day prior to the repurchase date written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 30 business days after the date of our notice.

      A fundamental change will be deemed to have occurred, at any time after the notes are originally issued if any of the following occurs:

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Collegiate Pacific (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of

Collegiate Pacific, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

•	any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or dispose of all or substantially all of our assets to another person, other than:

(i) any transaction involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock (other than solely for shares of publicly traded common stock listed on the American Stock Exchange or on an established national securities exchange or automated over-the-counter trading market in the United States) and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

(ii) any transaction effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock;

•	the common stock into which the notes are convertible ceases to be listed on the American Stock Exchange and is not listed on an established national securities exchange or automated over-the-counter trading market in the United States; or

•	our stockholders pass a resolution approving a plan of liquidation, dissolution or winding up.

      However, a fundamental change shall not be deemed to have occurred if the closing price per share of our common stock for any five trading days within the period of five consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change (in the case of a fundamental change under the second bullet above) or the period of five consecutive trading days ending immediately before the fundamental change (in the case of a fundamental change under the third bullet above) shall equal or exceed 105% of the conversion price of the notes in effect on each such trading day.

      For purposes of these provisions:

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

      The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

      The definition of fundamental change includes the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established legal definition of the phrase “substantially all.” The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase “substantially all,” we cannot assure you how a court would interpret this phrase if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of “substantially all” of our assets. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

      This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.

      Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. Certain of our debt agreements may prohibit our redemption or repurchase of the notes. Moreover, a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our senior debt. As a result, unless we were to obtain a waiver from our other lenders, a repurchase of the notes could be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. If holders elect to have us repurchase notes upon a fundamental change, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a fundamental change, an event of default under the indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our other debt. See “— Ranking.”

Description of the Make Whole Premium

      If a fundamental change occurs and at least 90% of the consideration for the common stock in the transaction or transactions constituting the fundamental change consists of cash, which we will refer to as a “cash buy-out,” holders of notes will be entitled to a make whole premium, in cash, upon the repurchase of notes as described above under “— Repurchase at Option of Holders Upon a Fundamental Change” in addition to the repurchase price of the notes on the repurchase date. Holders who convert notes after receipt of notice of a fundamental change (where such fundamental change constitutes a cash buy-out) and prior to the repurchase date will also be entitled to the make whole premium in addition to the shares of common stock received upon conversion of notes as described under “— Conversion.”

      Holders will not be entitled to the make whole premium if the “stock price” (as defined below) is less than $13.31 or more than $36.64 (subject to adjustment).

      The make whole premium will be a percentage of the principal amount of the notes being purchased. The make whole premium will be determined by reference to the table below and will be based on the date on which the fundamental change becomes effective and the stock price.

      For these purposes, the “stock price” will be the price paid per share of common stock in the transaction constituting the fundamental change. If holders of our shares of common stock receive only cash in that transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of common stock for the five trading days prior to but not including the effective date of such fundamental change.

      The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately before that adjustment of the conversion rate multiplied by a fraction, the numerator of which is the conversion rate immediately before the adjustment giving rise to the stock price adjustment, and the denominator of which is the conversion rate as so adjusted.

      The following table sets forth the make whole premium (table in percentages).

	Stock Price on Date of Fundamental Change
Effective Date of
Fundamental Change	$13.31	$13.92	$14.65	$16.12	$18.32	$21.98	$25.65	$29.31	$32.97	$36.64

December 1, 2004	0.0%	2.9%	6.1%	5.4%	4.7%	4.0%	3.3%	2.8%	2.3%	0.0%
December 1, 2005	0.0%	2.4%	5.1%	4.4%	3.7%	3.1%	2.4%	1.9%	1.5%	0.0%
December 1, 2006	0.0%	2.0%	4.1%	3.4%	2.7%	2.1%	1.5%	1.0%	0.7%	0.0%
December 1, 2007	0.0%	1.6%	3.2%	2.5%	1.7%	0.9%	0.0%	0.0%	0.0%	0.0%
December 1, 2008	0.0%	1.1%	2.3%	1.7%	1.1%	0.6%	0.0%	0.0%	0.0%	0.0%
December 1, 2009	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

      The exact stock price and date of the fundamental change may not be in the table, in which case:

•	if the stock price is between two stock price amounts on the table or the date of the fundamental change is between two dates on the table, the make whole premium will be determined by straight-line interpolation between the make whole premium amounts provided for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

•	if the stock price is more than $36.64 per share (subject to adjustment), no make whole premium will be paid; and

•	if the stock price is less than $13.31 (subject to adjustment), no make whole premium will be paid.

Mergers and Sales of Assets by Collegiate Pacific

      We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us unless:

•	the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, premium, if any, and interest (including additional interest, if any) on the notes and the performance of our other covenants under the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	other conditions specified in the indenture are met.

      When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default

      The following are events of default under the indenture:

•	we fail to pay the principal of or premium, if any, or make whole premium, if applicable, on any note when due;

•	we fail to pay any interest, including any additional interest, if any, or any additional payment in cash with respect to the notes called for redemption on or before December 10, 2007, if any, on any note when due, which failure continues for 30 days;

•	we fail to provide timely notice of a fundamental change;

•	we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $3 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

      The term “significant subsidiary” means a subsidiary that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, however, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest (including additional interest, if any) on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “— Meetings, Modification and Waiver” below.

      You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

      These limitations do not, however, apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including additional interest, on your notes on or after the respective due dates expressed in your notes or your right to convert your notes in accordance with the indenture.

      We will be required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

      The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

      Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest, including additional interest, if any) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

      The quorum at any meeting called to adopt a resolution will consist of persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

      A modification or amendment, however, requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	change the stated maturity of the principal of, or interest on, a note;

•	reduce the principal amount of, or any premium or interest on, or make whole premium, if applicable, or, any note;

•	reduce the amount payable upon a redemption (including any additional payment in cash with respect to the notes called for redemption on or before December 10, 2007) or repurchase upon a fundamental change, including the make whole premium;

•	reduce the amount of principal payable upon acceleration of the maturity of the note;

•	modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

•	modify our right to redeem the notes in a manner adverse to the holders;

•	change the place or currency of payment on a note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify our obligation to maintain an office or agency in The City of New York;

•	adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

•	modify our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

•	reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

•	reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Payment

      We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the notes will be made to the entity in whose name the note, or any predecessor note, is registered at the close of business on May 15 or November 15, whether or not a business day, immediately preceding the relevant interest payment date (a “regular record date”). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

      Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global note; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

      We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. Until, however, the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest (including additional interest, if any) on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “— Notices” below.

      All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest (including additional interest, if any) on any notes that remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Purchase of Notes by Collegiate Pacific

      We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase will be surrendered to the trustee for cancellation.

Surrender and Cancellation of Notes

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Notices

      Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

      Notice of a redemption of notes will be given not less than 30 or more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

      We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated note or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

      We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Registration Rights

      We entered into a registration rights agreement with the initial purchaser. The following summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on November 29, 2004, as amended, and may be obtained in the manner indicated under “Where You Can Find More Information,” or will be made available to beneficial owners of the notes upon request to us.

      In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes (the “registrable securities”), that we will, at our expense:

•	use reasonable efforts to file with the SEC, within 90 days after the date the notes were originally issued, a shelf registration statement covering resales of the registrable securities;

•	use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes were originally issued; and

•	use reasonable efforts to keep effective the shelf registration statement until two years after the date the notes were issued or, if earlier, until the notes and the common stock issuable upon conversion of the notes are no longer deemed registrable securities within the meaning of the registration rights agreement.

      We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of registrable securities during prescribed periods of time for business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

      We will pay predetermined additional interest if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. The rates at which additional interest will accrue will be as follows:

•	0.25% of the aggregate principal amount of the notes per annum to and including the 90th day after the registration default; and

•	0.50% of the aggregate principal amount of the notes per annum from and after the 91st day after the registration default.

      In the event notes that are registrable securities are converted into shares of common stock that are restricted securities, any additional interest will accrue on such shares at the rates described above, applied to the conversion price at that time.

      A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling security holder in the related prospectus;

•	may be required to deliver a prospectus to purchasers;

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

      We gave notice of our intention to file the shelf registration statement, of which this prospectus is a part, which we refer to as a filing notice, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture. The filing notice sought, among other things, a determination from each of such holders as to whether such holder elected to have its registrable securities registered for sale pursuant to the shelf registration statement. We mailed the notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective.

      Beneficial owners of registrable securities who did not return a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement, subject to certain restrictions provided in the registration rights agreement.

      We agreed in the registration rights agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be listed on the American Stock Exchange.

      We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

Governing Law

      The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of laws principles.

The Trustee

      The Bank of New York Trust Company, N.A. is the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

      The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not, however, conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

      If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

Form, Denomination and Registry

      The notes are issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Global Note, Book-Entry Form

      The notes are evidenced by one or more global notes, which have been deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Some of the participants or their representatives, together with other entities, own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called “indirect participants”).

      DTC or its nominee is considered the sole owner and holder of the global notes for all purposes. Except as otherwise provided in this section, as a holder of a beneficial interest in the global notes, you will not be entitled to have notes represented by the global note registered in your name, will not receive physical delivery of certificated securities and will not be considered to be the owner or holder of the global note or any note it represents for any purpose.

      We expect that, pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were initially designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security to such persons.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

      We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of additional interest, to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.

      We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

      We will send any redemption notices to Cede & Co. We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

      We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

      The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or an event of default with respect to the notes represented by the global notes has occurred and is continuing. In those circumstances, DTC will exchange the global note for certificated notes that it will distribute to its participants.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the state of New York;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code, as amended; and

•	a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

      The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note.

Certificated Notes

      Qualified institutional buyers may request that certificated notes be issued in exchange for notes represented by a global note.

DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. We also refer you to our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 9, 1999, including all amendments or reports filed for the purpose of updating the description, which discusses the terms of our capital stock.

Common Stock

      As of March 31, 2005, there were 10,196,780 shares of our common stock issued, of which 10,110,754 shares were outstanding. All outstanding shares of our common stock are fully paid and nonassessable. The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

      As of the date of this prospectus, there are no outstanding shares of preferred stock. The Board of Directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the designations, powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	The designation of the series;

•	The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•	Whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	The conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock;

•	The redemption rights and price or prices, if any, for shares of the series;

•	The terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	The amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company;

•	Whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; and

•	The voting rights, if any, of the holders of shares of such series.

Delaware Anti-Takeover Law and Our Certificate of Incorporation and Bylaws

      Delaware Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law. Such section provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

      Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

      Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

      Limitation on Call of Special Meetings of Stockholders. Under the Delaware General Corporation Law, special meetings of stockholders may be called by our Board of Directors or by such other persons as may be authorized by our certificate of incorporation or bylaws. Our certificate of incorporation and bylaws provide that special meetings may be called by the President or by the Secretary of the Company at the request in writing of a majority of the members of our Board of Directors. Except as otherwise required by law or our certificate of incorporation, no business may be transacted at any special meeting of stockholders other than the items of business stated in the notice of such meeting.

      Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to (a) the nomination, other than by or at the direction of our Board of Directors, of candidates for election to our Board of Directors and (b) certain business to be brought by a stockholder before an annual meeting of stockholders.

      The provision regarding nomination, by requiring advance notice of nominations by stockholders, affords our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders about such qualifications.

      The other provision, by requiring advance notice of business proposed by a stockholder to be brought before an annual meeting, provides a more orderly procedure for conducting annual meetings of stockholders and provides our Board of Directors with a meaningful opportunity prior to the meeting to inform stockholders, to the extent deemed necessary or desirable by our Board of Directors, of any business proposed to be conducted at such meeting, together with any recommendation of our Board of Directors. This provision does not affect the right of stockholders to make stockholder proposals for inclusion in proxy statements for our annual meetings of stockholders pursuant to the rules of the Securities and Exchange Commission.

      Although these bylaw provisions do not give our Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual meeting of stockholders if the proper procedures are followed, these bylaw provisions may have the effect of precluding a nomination or precluding the conduct of business at a particular annual meeting, and may make it difficult for a third party to conduct a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us, even if such a solicitation or attempt might be beneficial to us and our stockholders.

Stock Transfer Agent and Registrar

      The stock transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Stockholder Reports

      We furnish our stockholders with annual reports containing audited financial statements and may furnish our stockholders quarterly or semi-annual reports containing unaudited financial information.

Listing

      Our common stock is listed on the American Stock Exchange under the symbol “BOO.”

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

      The following discusses the material U.S. federal income tax consequences to holders, and U.S. estate tax consequences to non-U.S. holders (defined below), relating to the ownership, conversion and disposition of the notes and the ownership and disposition of common stock into which the notes may be converted. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to holders of notes and common stock in light of their personal circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation. This summary applies only to holders that purchase the notes in the initial offering at their “issue price,” as defined in Section 1273 of the Code (the first price at which a substantial portion of the notes is sold), and hold the notes and our common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Code (generally, for investment). It does not address tax consequences applicable to those holders that may be subject to special tax rules, including financial institutions, regulated investment companies, tax-exempt organizations, expatriates, persons to the alternative minimum tax provisions of the Code, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction for tax purposes, persons deemed to sell notes or common stock under the constructive sale provisions of the Code, persons who hold notes through a partnership or other pass through entity, or persons whose functional currency is not the U.S. dollar (except as disclosed below under “Non-U.S. Holders”). We have not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions. Moreover, this discussion does not address the effect of the federal estate and gift tax laws on U.S. or the effect of any applicable state, local or foreign tax laws.

      THE FOLLOWING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

      For purposes of this discussion, the term U.S. holder means a beneficial owner of a note or stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (a) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

      A non-U.S. holder means a holder of a note or common stock that is not a U.S. holder for U.S. federal income tax purposes. For U.S. federal income tax purposes, if a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock into which the notes may be converted, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership for U.S. federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of the ownership and disposition of the notes and common stock.

U.S. Holders

      The following is a summary of the material U.S. federal income tax consequences resulting from the ownership, conversion and disposition of the notes and ownership and disposition of common stock by U.S. holders.

The Notes

Interest

      Interest paid on the notes will be includible in the income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

      In certain circumstances we may be obligated to pay holders additional interest if we do not file or cause to be declared, or keep effective a registration statement, as described under “Description of Notes — Registration Rights.” Further, if a fundamental change occurs, we may be obligated to pay a make whole premium upon the repurchase of notes, as described under “Description of Notes — Description of the Make Whole Premium.” We intend to take the position that the likelihood that we will be obligated to pay additional interest or the make whole premium is remote. Our determination that this contingency is remote is binding on holders unless they disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. Remote contingencies are not taken into account unless and until they occur. If we are required to pay additional interest or the make whole premium, U.S. holders would likely recognize additional interest income in accordance with their method of accounting for U.S. federal income tax purposes.

Sale

      Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the U.S. holder’s adjusted tax basis in that note. For these purposes, the amount realized on the disposition of a note does not include any amount attributable to accrued but unpaid interest, which will be taxable as interest unless previously taken into income. A U.S. holder’s adjusted tax basis in a note generally will be the purchase price of that note on the date of purchase. Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if at the time of the disposition, the note has been held for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Conversion

      A U.S. holder will not recognize any income, gain or loss upon conversion of a note into our common stock except with respect to cash received in lieu of a fractional share of common stock or in payment of accrued interest (which will be taxable as interest). A U.S. holder’s tax basis in the common stock received on conversion of a note will be the same as the U.S. holder’s adjusted tax basis in the note at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the note converted.

      Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for a fractional share of common stock and generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis allocable to the fractional share).

Constructive Dividends

      The conversion price of the notes may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a dividend distribution to the extent of the issuer’s current and accumulated earnings and profits. Under applicable Treasury regulations, an adjustment to the conversion price of the notes may, under certain circumstances, be treated as a constructive dividend under these rules to the extent it increases the proportional interest of a U.S. holder of a note in our fully diluted common stock, whether or not the holder ever converts the note into our common stock, and even though the noteholder will not have actually received any cash or other property. For example, in the event that the conversion rate is adjusted in connection with a distribution of cash dividends on our common stock, as described above under “Description of Notes — Conversion,” noteholders likely would be treated as receiving a constructive dividend to the extent of our current and accumulated earnings and profits. Generally, a holder’s tax basis in a note will be increased by the amount of any constructive dividend. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, would increase the noteholders’ proportionate interests in our stock. For instance, a change in conversion price could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide, reasonable adjustment formula, are not treated as constructive dividends. Conversely, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of our common stock.

Common Stock

Dividends

      Distributions received on our common stock will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. For taxable years beginning after December 31, 2002 and before January 1, 2009, subject to certain exceptions, dividends received by individual shareholders generally would be taxed at the same preferential rates that apply to long-term capital gains. Any excess will be treated as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock. Subject to applicable rules, U.S. holders that are corporations may be eligible to claim a deduction equal to a portion of any distributions received that are treated as dividends. Special rules may apply to corporate U.S. holders upon the receipt of any “extraordinary dividends” with respect to the common stock.

Sale

      Upon the sale, exchange or other taxable disposition of our common stock, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. holder’s holding period is more than one year.

Non-U.S. Holders

      The following discussion is a summary of the material U.S. federal income and estate tax consequences resulting from the ownership, conversion and disposition of the notes and ownership and disposition of common stock by non-U.S. holders.

Interest

      Interest income paid on the notes to a non-U.S. holder should not be subject to U.S. federal income tax or withholding tax (subject to the discussion below regarding backup withholding) if:

•	the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to us through stock ownership; and

•	the non-U.S. holder, under penalty of perjury, certifies to us or our agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a U.S. person and provides its name and address (or otherwise satisfies the applicable identification requirements).

      If a non-U.S. holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business. Foreign partnerships and certain foreign trusts must provide additional documentation with respect to their partners or beneficiaries.

      A non-U.S. holder is not exempt from tax on interest under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless (i) the interest is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder’s exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the interest is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which is generally imposed at a 30% rate, subject in each case to income tax treaty exceptions. While not entirely clear, the above discussion should be applicable to additional interest and the make whole premium, if any, received by non-U.S. holders.

Constructive Dividends

      As discussed above, an adjustment to the conversion price of the notes could potentially give rise to a deemed distribution to holders of the notes. See “U.S. Holders — The Notes — Constructive Dividends” above. With respect to non-U.S. holders, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See “Non-U.S. Holders — Dividends” below.

Conversion

      A non-U.S. holder will not be subject to U.S. federal income tax on the conversion of a note into shares of our common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See “Non-U.S. Holders — Sale of Notes and Common Stock.”

Dividends

      If we make distributions on our common stock, those distributions generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. Subject the discussion below of backup withholding, any such distribution treated as a dividend to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, unless (i) the dividend effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder’s exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the dividend is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which is generally imposed at a 30% rate, subject in each case to income tax treaty exceptions.

Sale of Notes and Common Stock

      A non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a note or common stock, unless:

•	in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the disposition and certain other requirements are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

      If the gain is effectively connected to the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which is generally imposed at a 30% rate, subject in each case to income tax treaty exceptions.

      Notwithstanding the above, if we are or become a U.S. real property holding corporation (a “USRPHC”), a non-U.S. holder could be subject to federal income tax with respect to gain realized on the disposition of notes or shares of common stock. Amounts withheld, if any, with respect to such gain pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder’s U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or will become a USRPHC in the future.

United States Federal Estate Tax

      A note held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death will not be includable in the decedent’s gross estate for U.S. estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business within the U.S. Common stock actually or beneficially held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death (or who previously transferred such stock subject to certain retained rights or powers) will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

Backup Withholding and Information Reporting

      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide the recipient’s taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28 percent. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

      Non-exempt U.S. holders will be subject to information reporting with respect to payments of interest on notes and dividends on common stock, and under certain circumstances, payments of principal. Non-exempt U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. U.S. holders should consult their tax advisors.

      Payments of interest on notes and dividends on common stock to non-U.S. holders will be subject to information reporting on Form 1042-S. If the notes are held by a non-U.S. holder through a non-U.S., and non-U.S. related, broker or financial institution, backup withholding generally would not be required. Backup withholding may apply if the notes are held by a non-U.S. holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors.

      Any amounts withheld from a payment under the backup withholding rules will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is furnished to the IRS. Some holders (including, among others, U.S. corporations) are generally not subject to information reporting and backup withholding.

SELLING SECURITYHOLDERS

      We originally issued the notes to the initial purchaser, Thomas Weisel Partners LLC, in November 2004 in a transaction exempt from the registration requirements of the Securities Act. The notes were resold by the initial purchaser to persons reasonably believed by the initial purchaser to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act.

      The following table sets forth certain information regarding the principal amount of notes beneficially owned by each selling securityholder identified therein and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time by each such selling securityholder under this prospectus.

			Shares of
	Principal Amount		Common Stock
	of Notes	Percentage	Issuable Upon	Percentage of
	Beneficially Owned	of Notes	Conversion	Common Stock
Name of Selling Securityholder	and Offered	Outstanding	of Notes(1)	Outstanding(2)

UBS AG London F/B/O HFS(3)	$4,000,000	8.00%	273,037	2.63%
Arkansas PERS(4)	$1,025,000	2.05%	69,965	*
ICI American Holdings Trust(5)	$220,000	*	15,017	*
Astrazeneca Holdings Pension(6)	$305,000	*	20,819	*
Delaware PERS(7)	$590,000	1.18%	40,273	*
Syngenta AG(8)	$130,000	*	8,873	*
Prudential Insurance Co of America(a)(9)	$60,000	*	4,095	*
Boilermakers Blacksmith Pension Trust(a)(10)	$1,285,000	2.57%	87,713	*
State of Oregon — Equity(11)	$2,925,000	5.85%	199,658	1.94%
Duke Endowment(12)	$150,000	*	10,238	*
Louisiana CCRF(13)	$120,000	*	8,191	*
Delta Airlines Master Trust(14)	$165,000	*	11,262	*
Nuveen Preferred & Convertible Income Fund JPC(15)	$3,675,000	7.35%	250,853	2.42%
Nuveen Preferred & Convertible Fund JQC(16)	$4,850,000	9.70%	331,058	3.17%

			Shares of
	Principal Amount		Common Stock
	of Notes	Percentage	Issuable Upon	Percentage of
	Beneficially Owned	of Notes	Conversion	Common Stock
Name of Selling Securityholder	and Offered	Outstanding	of Notes(1)	Outstanding(2)

Hallmark Convertible Securities Fund(17)	$70,000	*	4,778	*
OCLC Online Computer Library Center Inc.(18)	$30,000	*	2,047	*
The Northwestern Mutual Life Insurance Company — General Account(a)(19)	$4,850,000	9.70%	331,058	3.17%
The Northwestern Mutual Life Insurance Company — Group Annuity Separate Account(a)(19)	$150,000	*	10,238	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(20)	$7,250,000	14.5%	494,880	4.67%
Tenor Opportunity Master Fund Ltd.(21)	$1,000,000	2.00%	68,259	*
Mohican VCA Master Fund, Ltd.(22)	$590,000	1.18%	40,273	*
Ritchie Convertible Arbitrage Trading(23)	$410,000	*	27,986	*
Baystar Capital II, L.P.(24)	$3,000,000	6.00%	204,778	1.99%

*	Less than 1%.

(a)	This selling securityholder is an affiliate of a registered broker-dealer and has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of 68.2594 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Holders will receive a cash payment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes — Conversion.”

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 10,110,754 shares of common stock outstanding as of March 31, 2005. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.

(3)	Mr. Dominic Lynch exercises investment and voting power with respect to the securities listed in the table.

(4)	Ms. Ann Houlihan is the investment manager of Arkansas PERS and exercises investment and voting power with respect to the securities listed in the table.

(5)	Ms. Ann Houlihan is the investment manager of ICI American Holdings Trust and exercises investment and voting power with respect to the securities listed in the table.

(6)	Ms. Ann Houlihan is the investment manager of Astrazeneca Holdings Pension and exercises investment and voting power with respect to the securities listed in the table.

(7)	Ms. Ann Houlihan is the investment manager of Delaware PERS and exercises investment and voting power with respect to the securities listed in the table.

(8)	Ms. Ann Houlihan is the investment manager of Syngenta AG and exercises investment and voting power with respect to the securities listed in the table.

(9)	Ms. Ann Houlihan is the investment manager of Prudential Insurance Co of America and exercises investment and voting power with respect to the securities listed in the table. Prudential Insurance is a registered broker-dealer.

(10)	Ms. Ann Houlihan is the investment manager of Boilermakers Blacksmith Pension Trust and exercises investment and voting power with respect to the securities listed in the table.

(11)	Ms. Ann Houlihan is the investment manager of State of Oregon — Equity and exercises investment and voting power with respect to the securities listed in the table.

(12)	Ms. Ann Houlihan is the investment manager of Duke Endowment and exercises investment and voting power with respect to the securities listed in the table.

(13)	Ms. Ann Houlihan is the investment manager of Louisiana CCRF and exercises investment and voting power with respect to the securities listed in the table.

(14)	Ms. Ann Houlihan is the investment manager of Delta Airlines Master Trust and exercises investment and voting power with respect to the securities listed in the table.

(15)	Ms. Ann Houlihan is the investment manager of Nuveen Preferred & Convertible Income Fund JPC and exercises investment and voting power with respect to the securities listed in the table.

(16)	Ms. Ann Houlihan is the investment manager of Nuveen Preferred & Convertible Fund JPC and exercises investment and voting power with respect to the securities listed in the table.

(17)	Ms. Ann Houlihan is the investment manager of Hallmark Convertible Securities Fund and exercises investment and voting power with respect to the securities listed in the table.

(18)	Ms. Ann Houlihan is the investment manager of OCLC Online Computer Library Center Inc. and exercises investment and voting power with respect to the securities listed in the table.

(19)	The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) is a mutual insurance company. Northwestern Investment Management Company, LLC (“NMIC”) is one of the investment advisors to Northwestern Mutual and is the investment advisor for Northwestern Mutual with respect to the securities listed in the table. NIMC therefore may be deemed to be an indirect beneficial owner with shared investment and voting power with respect to such securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds such securities. Northwestern Mutual Investment Services, LLC, a wholly owned company of Northwestern Mutual and each of Frank Russell Capital Inc., Frank Russell Securities, Inc. and Russell Fund Distributors, Inc., each an indirect wholly owned subsidiary of Northwestern Mutual, are registered broker-dealers.

(20)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(21)	Messrs. Robin R. Shah and Alexander C. Robinson are the general partners of Tenor Opportunity Master Fund Ltd. and share investment and voting power with respect to the securities listed in the table.

(22)	Messrs. Eric C. Hage and Daniel C. Hage are portfolio managers of Mohican VCA Master Fund, Ltd. and share investment and voting power with respect to the securities listed in the table.

(23)	Mr. A.R. Thane Ritchie is the president of Ritchie Capital Management, LLC, the investment advisor to Ritchie Convertible Arbitrage Trading and exercises investment and voting power with respect to the securities listed in the table.

(24)	Baystar Capital Management, LLC is the general partner of Baystar Capital II, L.P. Mr. Lawrence Goldfarb, Mr. Steven M. Lamar and Bay East, L.P. are managing members of Baystar Capital Management, LLC. Mr. Steve Derby is the general partner of Bay East, L.P. Messrs. Goldfarb,

Lamar and Derby share investment and voting power with respect to the securities listed in the table.

      The selling stockholders identified in the following table acquired a total of 83,126 shares of common stock as partial consideration for our acquisition of all of the outstanding capital stock of CMS of Central Florida Inc. d/b/a Orlando Team Sports, a Florida corporation formerly owned by such selling stockholders (“OTS”). Pursuant to a Stock Purchase Agreement, dated December 10, 2004, we paid the OTS selling stockholders total consideration of $1.9 million in cash, $100,000 in promissory notes and 83,126 shares of our common stock valued at $1.0 million. We also agreed to prepare and file the registration statement, which includes this prospectus, covering the resale of the shares of common stock issued to the OTS selling stockholders. The following table sets forth information regarding the shares of common stock beneficially owned by each selling stockholder identified therein and the number of shares of common stock that may be offered from time to time by each such selling stockholder under this prospectus. In connection with our acquisition of OTS, we also entered into a lease with McWeeney Smith Partnership (the “Partnership”) for its 12,000 square foot warehouse and distribution facility in Sanford, Florida. The former OTS stockholders are partners in the Partnership. The term of the lease runs through July 2010 and the monthly rental rate is approximately $6,200. Our wholly owned subsidiary, Orlando Team Sports, employs the former OTS management team.

	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name of Selling Stockholder	Owned and Offered	Outstanding(1)

Carmine McWeeney	55,445	*
Barbara Smith	27,706	*

*	Less than 1%

(1)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 10,110,754 shares of common stock outstanding as of March 31, 2005.

      Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes, the common stock into which the notes are convertible or the shares of common stock issued in the OTS acquisition pursuant to this prospectus. Our registration of the notes, the shares of common stock issuable upon conversion of the notes or the shares of common stock issued in the OTS acquisition does not necessarily mean that the selling securityholders will sell all or any of the notes or the common stock. Unless set forth above, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or a portion of the notes and common stock, if converted as applicable, under this prospectus, we cannot estimate the principal amount of the notes or common stock that the selling securityholders will hold upon consummation of any sale. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes or shares of common stock since the date on which they provided the information regarding their notes or shares of common stock in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

      The selling securityholders and their successors, which include their pledgees, donees, partnership distributees and other transferees receiving the notes or common stock from the selling securityholders in non-sale transfers, may sell the notes and the common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

      The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices that may be changed;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions, which may involve cross or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

•	through any combination of the foregoing.

      Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the common stock and deliver these securities to close out short positions. In addition, the selling securityholders may sell the notes and the common stock short and deliver the notes and common stock to close out short positions or loan or pledge the notes or the common stock to broker-dealers that in turn may sell such securities.

      Selling securityholders may sell or transfer their notes and shares of common stock other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.

      The aggregate proceeds to the selling securityholders from the sale of the notes or common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and common stock may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and the common stock into which the notes are convertible may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

      Our common stock is listed on the American Stock Exchange. Since their initial issuance, the notes have been eligible for The PORTALSM Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus are not expected to remain eligible for The PORTALSM Market. We do not intend to list the notes for quotation on any other securities exchange or automated interdealer quotation system. Accordingly, we cannot guarantee that any trading market will develop for the notes.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. In addition, selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liabilities under Sections 11, 12 and 17 of the Securities Act.

      The selling securityholders and any other persons participating in the distribution of the notes and the underlying common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of the notes and underlying common stock by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person participating in the distribution to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying common stock.

      If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and common stock into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the common stock, except that the selling securityholders will pay all brokers’ commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See “Description of Notes — Registration Rights” above.

LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas.

EXPERTS

      The consolidated financial statements of the Company and its subsidiaries incorporated by reference in this prospectus from our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 and the financial statements of Dixie Sporting Goods Co., Inc. as of and for the period ended December 31, 2003 incorporated by reference in this prospectus from our current report on Form 8-K/A filed on October 8, 2004, have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their reports with respect thereto, which are incorporated herein by reference, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Exchange Act. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	Our annual report on Form 10-KSB for the fiscal year ended June 30, 2004 (the “Annual Report”).

•	Our quarterly report on Form 10-QSB for the fiscal quarter ended December 31, 2004.

•	Those portions of our definitive proxy statement filed with the SEC for our Annual Meeting of Stockholders held on December 3, 2004 that are incorporated by reference into the Annual Report.

•	Our current reports on Form 8-K and Form 8-K/A filed on August 10, 2004 (except for the information furnished under Item 9 thereof and Exhibit 99.1 thereto), September 30, 2004, October 8, 2004 (except for the information furnished under Item 9 thereof and Exhibit 99.1 thereto), November 23, 2004 (except for the information furnished under Item 7.01 thereof and Exhibit 99.1 thereto), November 29, 2004, November 30, 2004, December 1, 2004, December 3, 2004, December 13, 2004, December 15, 2004, March 4, 2005 and March 17, 2005.

      The information in this prospectus will update and supersede the information contained in the above listed documents. Any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the date this offering is completed shall also be deemed to be incorporated into this prospectus by reference, and shall update or supersede the information contained in this prospectus.

      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number: Collegiate Pacific Inc., Attention: Investor Relations, 13950 Senlac Drive, Suite 100, Dallas, Texas 75234; telephone (972) 243-8100. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

      If at any time during the two-year period following December 3, 2004, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of notes, holders of common stock issued upon conversion of the notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes and common stock issued on conversion of the notes.

$50,000,000

5.75% Convertible Senior Subordinated Notes due 2009

and
Shares of Common Stock Issuable Upon Conversion of the Notes
and
83,126 Shares of Common Stock

PROSPECTUS

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution

      The registrant is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the registrant in connection with this Registration Statement and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

SEC registration fee	$5,994
Legal fees and expenses	$240,000
Accounting fees and expenses	$50,000
Printing and engraving expenses	$9,300
Miscellaneous	$52,000

Total	$357,294

Item 15.	Indemnification of Directors and Officers

      Section 145(a) of the Delaware General Corporation Law, or the “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

      Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

      The registrant’s Certificate of Incorporation provides that none of its directors shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for a transaction from which the director derived an improper personal benefit or (d) in respect of certain unlawful dividend payments or stock purchases or redemptions. If the DGCL is amended to authorize any further elimination or limitation of the liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent required by the DGCL, as so amended. Further, any repeal or modification of such provision of the registrant’s Certificate of Incorporation by its stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of the directors existing at the time of such repeal or modification.

      The registrant’s Certificate of Incorporation also provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the registrant or is or was serving or has agreed to serve at the registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceedings is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, as in effect or as it may be amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnification hereunder and shall inure to the benefit of his or her heirs, executors and administrators.

Bylaws

      The registrant’s Bylaws contain similar indemnification provisions and provisions designed to facilitate receipt of indemnification benefits by indemnified persons.

Item 16.	Exhibits

      The following documents are filed as exhibits to this registration statement.

Exhibit
Number		Description

2.1		Stock Purchase Agreement, dated December 10, 2004, by and among Collegiate Pacific Inc., Barbara L. Smith, Carmine McWeeney and Michael McWeeney (incorporated by reference to Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed on December 13, 2004).
4.1		Specimen Certificate of Common Stock, $0.01 par value, of Collegiate Pacific Inc. (incorporated by reference to Exhibit 3 to the registrant’s Registration Statement on Form 8-A filed on September 9, 1999).
4.2		Indenture dated November 26, 2004, between Collegiate Pacific Inc. and The Bank of New York Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed on November 29, 2004).
4.3		Form of 5.75% Convertible Senior Subordinated Note Due 2009 (included in Section 2.2 of Exhibit 4.2 hereto).
4.4		Registration Rights Agreement dated as of November 26, 2004, between Collegiate Pacific Inc. and Thomas Weisel Partners LLC (incorporated by reference to Exhibit 99.3 to the registrant’s Current Report on Form 8-K filed on November 29, 2004).
5.1		Opinion of Vinson & Elkins L.L.P. (previously filed as Exhibit 5.1 to the registrant’s Registration Statement on Form S-3 (File No. 333-122250) dated January 24, 2005).
5	.2*	Opinion of Vinson & Elkins L.L.P.
12	.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
12	.2*	Statement Regarding Computation of Pro Forma Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Grant Thornton LLP.
24.1		Power of Attorney (included on the signature page of this Registration Statement).
25.1		Statement of Eligibility of The Bank of New York Trust Company, N.A. (previously filed as Exhibit 25.1 to the registrant’s Registration Statement on Form S-3 (File No. 333-122250) dated January 24, 2005).

*	Filed herewith.

Item 17.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a

20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this subsection do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on April 5, 2005.

COLLEGIATE PACIFIC INC.

By:	/s/ William R. Estill

William R. Estill

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Michael J. Blumenfeld		Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 5, 2005

* Adam Blumenfeld		President and Director	April 5, 2005

/s/ William R. Estill William R. Estill		Chief Financial Officer, Secretary and Treasurer (Principal Accounting and Financial Officer)	April 5, 2005

* Arthur J. Coerver		Chief Operating Officer and Director	April 5, 2005

* Harvey Rothenberg		Vice President Marketing and Director	April 5, 2005

* Jeff Davidowitz		Director	April 5, 2005

* William H. Watkins, Jr.		Director	April 5, 2005

* Robert W. Hampton		Director	April 5, 2005

*By:	/s/ William R. Estill William R. Estill Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Stock Purchase Agreement, dated December 10, 2004, by and among Collegiate Pacific Inc., Barbara L. Smith, Carmine McWeeney and Michael McWeeney (incorporated by reference to Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed on December 13, 2004).
4.1		Specimen Certificate of Common Stock, $0.01 par value, of Collegiate Pacific Inc. (incorporated by reference to Exhibit 3 to the registrant’s Registration Statement on Form 8-A filed on September 9, 1999).
4.2		Indenture dated November 26, 2004, between Collegiate Pacific Inc. and The Bank of New York Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed on November 29, 2004).
4.3		Form of 5.75% Convertible Senior Subordinated Note Due 2009 (included in Section 2.2 of Exhibit 4.2 hereto).
4.4		Registration Rights Agreement dated as of November 26, 2004, between Collegiate Pacific Inc. and Thomas Weisel Partners LLC (incorporated by reference to Exhibit 99.3 to the registrant’s Current Report on Form 8-K filed on November 29, 2004).
5.1		Opinion of Vinson & Elkins L.L.P. (previously filed as Exhibit 5.1 to the registrant’s Registration Statement on Form S-3 (File No. 333-122250) dated January 24, 2005).
5	.2*	Opinion of Vinson & Elkins L.L.P.
12	.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
12	.2*	Statement Regarding Computation of Pro Forma Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Grant Thornton LLP.
24.1		Power of Attorney (included on the signature page of this Registration Statement).
25.1		Statement of Eligibility of The Bank of New York Trust Company, N.A. (previously filed as Exhibit 25.1 to the registrant’s Registration Statement on Form S-3 (File No. 333-122250) dated January 24, 2005).

*	Filed herewith.